Exhibit 10.3
A. SCHULMAN, INC.
AWARD AGREEMENT
A. Schulman, Inc. (the “Company”) believes that its business interests are best served by extending to you an opportunity to earn additional compensation based on the growth of the Company’s business. To this end, the Company adopted, and its stockholders approved, _________________________________ (the “Plan”) as a means through which employees like you may share in the Company’s success. Capitalized terms that are not defined herein shall have the same meanings as in the Plan.

1.
Nature of Award. Effective as of the date specified (the “Grant Date”) in the attached Notices of Grant (the “Grant Notices”), the Company hereby grants to the individual identified in the Grant Notices (the “Participant”) awards as set forth in the Grant Notices (the “Awards”). The Awards are subject to the terms and conditions described in the Plan, this Award Agreement and the Grant Notices.

2.
Number of Shares. The number of Shares in your Awards are set forth in the Grant Notices. For purposes of this Award Agreement, each whole Share represents the right to receive one Share or a cash payment equal to the value thereof upon settlement of the Awards, as applicable under the Grant Notices.

(a)
Number of Shares under Performance-Based (ROIC) or (TSR) Award. The number of your performance-based Shares were determined by (i) dividing (A) the target dollar amount used to determine the number of Shares, by (B) the average reported closing price of a Share during the 30 day period ending on the last trading day prior to the Grant Date (“Target Shares”) and (ii) multiplying the result in (i) by 250%. The resulting number of Shares were rounded to the nearest whole Share.

3.	Vesting. Your Shares will be settled or will be forfeited depending on whether the terms and conditions described in this Award Agreement, the Plan and the Grant Notices are satisfied.

(a)
Normal Vesting Date. Your Shares will vest in accordance with the schedules identified in the Grant Notices (the “Normal Vesting Date”) and the number of Shares that actually vest may be between 0% and 100% of your Shares. If the scheduled Normal Vesting Date is a non-business day, the next following business day will be considered the Normal Vesting Date.

(b)
Performance Objectives for Performance-Based (ROIC) Award. If you received a Performance-Based (ROIC) Award in the Grant Notices, your Award will vest depending on the Company’s ROIC, determined at the end of the Performance Period. The Company’s ROIC at the end of the Performance Period may be achieved at “threshold”, “target” or “maximum” levels. The number of Shares that vest on the Normal Vesting Date will be multiplied by the vesting percentage that corresponds to the level of achievement of the Company’s ROIC, as set forth below:

	Level of Performance
	Threshold	Target	Maximum
ROIC:	11.7%	12.7%	14.7%
Vesting Percentage:	20%	40%	100%

No performance-based Shares will vest if the Company’s ROIC at the end of the Performance Period is less than the “threshold” level of achievement. No more than 100% of the performance-based Shares will vest if the Company’s ROIC at the end of the Performance Period exceeds the “maximum” level of achievement. If the Company’s ROIC is between two percentages, the number of performance-based Shares that vest will be interpolated by the Company. Notwithstanding the foregoing, any performance-based Shares that do not vest as of the Normal Vesting Date shall be forfeited.

(i)	Definitions. As used in this Agreement with respect to a Performance-Based (ROIC) Award:

A.	Performance Period. The 36 consecutive calendar month period beginning on the November 30 last preceding the Grant Date.

B.
ROIC. Return on Invested Capital, determined for the four fiscal quarters beginning each December 1 and ending November 30 during the Performance Period, calculated by dividing the Company’s NOPAT for such period by the Company’s Average Invested Capital for such period.

C.	NOPAT. The Company’s net operating profit after taxes (based on an assumed effective tax rate of 30%), based on non-GAAP earnings.

D.
Average Invested Capital. The sum of the Company’s total assets (minus cash and goodwill) plus its total liabilities (minus interest bearing debt, including capital leases), calculated using an average of the invested capital during the award period.

(c)
Performance Objectives for Performance-Based (TSR) Award. If you received a Performance-Based (TSR) Award in the Grant Notices, your Award will vest by reference to both (i) whether the Company’s Total Shareholder Return is positive or negative during the Performance Period, and (ii) the relative performance of the Company’s Total Shareholder Return as compared to the Peer Group Companies during the Performance Period. The number of performance-based Shares that will vest on the Normal Vesting Date will be the number of performance-based Shares multiplied by the applicable performance percentage as set forth below:

Positive Shareholder Return

Relative Performance of Total Shareholder Return to Peer Group Companies	Vesting Percentage
Less than Peers’ 25th Percentile	0%
Equal to Peers’ 50th Percentile	40%
Equal to or Greater than Peers’ 75th Percentile	100%

Negative Shareholder Return

Relative Performance of Total Shareholder Return to Peer Group Companies	Vesting Percentage
Less than Peers’ 50th Percentile	0%
Equal to Peers’ 50th Percentile	20%
Equal to or Greater than Peers’ 75th Percentile	50%
If the Company’s Total Shareholder Return is between two percentages, the number of performance-based Shares that vest will be interpolated by the Company. Notwithstanding the foregoing, any performance-based Shares that do not vest as of the Normal Vesting Date shall be forfeited.

(i)	Definitions. As used in this Agreement with respect to a Performance-Based (TSR) Award:

A.
Total Shareholder Return. Total Shareholder Return for the Performance Period is calculated by first taking the theoretical value of $100 invested in the Shares at the 30-day average price of the Shares as of the Grant Date (i.e., the average daily closing price over the 30-day period preceding the Grant Date) and the theoretical value of $100 invested with each of the Peer Group Companies using the same 30-day average methodology as of the Grant Date. On the Normal Vesting Date, the value of the Shares (using the average daily closing price over the 30 days preceding the Normal Vesting Date and assuming all dividends are reinvested) is compared with the value of each of the Peer Group Companies (using the same 30-day average methodology as of the Normal Vesting Date and again assuming that all dividends are reinvested).

B.	Peer Group Companies. The peer group companies in the S&P Specialty Chemicals Index.

C.	Performance Period. The period beginning on the Grant Date and ending on the third anniversary of the Grant Date.

(d)
Committee Certification for Performance-Based (ROIC) or (TSR) Award. Notwithstanding the foregoing, to the extent that the Company intends Shares to constitute “performance-based compensation” for purposes of Code Section 162(m), no performance-based Shares will vest until the Committee (as defined in the Plan) certifies the extent to which the performance objectives described in Section 3(b) or 3(c) have been satisfied during the relevant Performance Period.

(e)	Change in Control. Notwithstanding the foregoing, in the event of a Change in Control:

(i)
Performance-Based (ROIC) Award. You will immediately vest in the number of performance-based Shares at the “target” level of performance in the event of a Change in Control during the Performance Period.

(ii)
Performance-Based (TSR) Award. You will immediately vest in the number of performance-based Shares at the “target” level of performance in the event of a Change in Control during the Performance Period.

(iii)	Restricted Stock Award. Your Restricted Stock will immediately vest in the event of a Change in Control.

Effect of Termination. You may forfeit your Awards if you terminate prior to the Normal Vesting Date, although this will depend on the reason for your termination, as provided below:

(a)	Performance-Based (ROIC) or (TSR) Award.

(i)
Termination Due to Death or Disability. If you terminate employment due to your death or Disability, you will vest in a prorated number of your performance-based Shares, but only to the extent that the performance criteria described in Sections 3(b) or 3(c), as applicable, are satisfied at the Normal Vesting Date, equal to the product of the number of performance-based Shares that would have vested if you terminated before the Normal Vesting Date by a fraction, the numerator of which is the number of whole months between the Grant Date and your termination date, and the denominator of which is 36.

If the performance criteria set forth in Sections 3(b) or 3(c), as applicable, are not satisfied as of the Normal Vesting Date, all of your performance-based Shares will be forfeited.

(ii)	Termination for Any Other Reason. If you terminate for any reason other than due to death or Disability as specified in Section 4(a)(i), all of your performance-based Shares will be forfeited.

(b)	Restricted Stock Award.

(i)	Termination Due to Death or Disability. If you die or become Disabled, your Restricted Stock will fully vest on the date of your death or Disability.

(ii)	Termination Due to Retirement. If you terminate due to Retirement, and provided that the Committee agrees to treat your termination as a Retirement, you will vest in a prorated portion of your Restricted Stock determined by multiplying the number of Shares of Restricted Stock by a fraction, the numerator of which is the number of whole months you were employed from the Grant Date to the date of Retirement, and the denominator of which is 36.

(iii)	Termination for any Other Reason. If you terminate under any other circumstances, all Restricted Stock will be forfeited on your termination date.

4.
Settlement. If all applicable terms and conditions have been met, your Awards will be settled according to the terms in the Grant Notices as soon as administratively practicable, but no later than 60 days after the later of (a) the Normal Vesting Date, or (b) the date on which the Committee certifies the satisfaction of the performance objectives (if applicable) pursuant to Section 3(d).

5.	Other Terms and Conditions.

(a)	Rights With Respect to Shares.

(i)	Rights During Performance Period for Performance-Based (ROIC) or (TSR) Award.

A.	Voting Rights. During the Performance Period, you will have no voting rights with respect to the Shares underlying the performance-based Shares.

B.
Dividend Rights. You shall be entitled to receive any cash dividends that are declared and paid during the Performance Period with respect to the number of Target Shares subject to the terms and conditions of the Plan and this Award Agreement. Such dividends shall be subject to the same terms and conditions as the related performance-based Shares and shall vest and be settled in cash if, when and to the extent the related performance-based Shares vest and are settled. In the event a performance-based Share is forfeited under this Agreement, the related dividends will also be forfeited.

(ii)	Rights Prior to Vesting for Restricted Stock Award.

A.	Voting Rights. You may exercise any voting rights associated with your Restricted Stock prior to vesting.

B.
Dividend Rights. You will be entitled to receive any dividends or other distributions paid with respect to your Restricted Stock, although such dividends and other distributions also will be held in escrow and subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they are paid under this Award Agreement until the Restricted Stock is settled and distributed to you (or forfeited), depending on whether or not you have met the conditions described in this Award Agreement, the Grant Notices and in the Plan.

(b)
Beneficiary Designation. You may name a beneficiary(ies) to receive any portion of your Awards and any other right under the Plan that is unsettled at your death. To do so, you must complete a beneficiary designation form by contacting __________ by telephone (___________) or email (_______________). If you previously completed a valid beneficiary designation form, such form will apply to the Awards until it is changed or revoked. If you die without completing a beneficiary designation form, or if you do not complete the form correctly, your beneficiary will be your surviving spouse or, if you do not have a surviving spouse, your estate.

(c)
Tax Withholding. The Company or an Affiliate, as applicable, will have the power and right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to the Awards. To the extent permitted by the Committee, in its sole discretion, this amount may be: (i) withheld from other amounts due to you, (ii) withheld form the value of any

Awards being settled or any Shares transferred in connection with payment of the Awards, (iii) withheld from the vested portion of any Awards (including Shares transferable thereunder), whether or not being paid at the time the taxable event arises, or (iv) collected directly from you.

Subject to the approval of the Committee, you may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable at the time of the withholding and if such Shares are not otherwise distributable at the time of the withholding, provided that you have a vested right to distribution of such Shares at such time. All such elections will be irrevocable and made in writing and will be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

(d)
Transferring Your Awards. Normally, your Awards may not be transferred to another person. However, as described above, you may complete a beneficiary designation form to name the person to receive any portion of your Awards that are settled after you die.

(e)
Governing Law. This Award Agreement will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio, except to the extent that the Delaware General Corporation Law is mandatorily applicable.

(f)
Other Agreements. Your Awards are subject to the terms of any other written agreements between you and the Company or a Related Entity or Affiliate to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award Agreement.

(g)
Adjustments to Your Awards. Subject to the terms of the Plan, your Awards will be adjusted, if appropriate, to reflect any change to the Company’s capital structure (e.g., the number of your Shares will be adjusted to reflect a stock split, a stock dividend, recapitalization, including an extraordinary dividend, merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of Shares or other similar corporate change affecting Shares).

(h)	Other Rules. Your Awards are subject to additional rules as described in the Plan. You should read the Plan carefully to ensure you fully understand all the terms and conditions of your Awards.